Exhibit 10.1
MARTIN HANAKA
EMPLOYMENT AGREEMENT
WITH
GOLFSMITH INTERNATIONAL HOLDINGS, INC.
     This is an Employment Agreement (this “Employment Agreement”), dated as of June 13, 2008, entered into between Golfsmith International Holdings, Inc., a Delaware corporation (the “Company”), and Martin Hanaka (“Executive”).
RECITALS:
     WHEREAS, the Company and Executive desire that Executive provide the Company employment services upon the terms and conditions set forth below.
     NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties, intending to be legally bound, agree as follows:
AGREEMENT:
SECTION 1. TERM OF EMPLOYMENT
     (a) Effective Date. Subject to the terms and conditions set forth in this Employment Agreement, the Company agrees to employ Executive, and Executive agrees to be employed by the Company for the three year period starting upon the date hereof (such date being the “Effective Date”).
     (b) Term. Subject to earlier termination pursuant to Section 5, the initial three-year term of this Employment Agreement is subject to automatic one year extensions starting on the third anniversary of the Effective Date and on each subsequent anniversary date, unless, at least 90 days before any such subsequent anniversary date, Executive or the Company cancels the automatic extension by giving written notice to the other party of its election to cancel such extension, in which case the term of Executive’s employment hereunder shall terminate as of such anniversary date.
SECTION 2. DEFINITIONS
     “Affiliate” as used in this Employment Agreement is defined in Rule 405 under the Federal Securities Act of 1933, as amended.
     “Cause” means:
     (1) Executive’s (i) fraud, (ii) embezzlement, or (iii) misappropriation of material funds or other material Property (as defined in Section 6(a)), in each case involving or against the Company or any of its Affiliates;

     (2) Executive’s indictment for or conviction of any felony or any crime which involves dishonesty or a breach of trust;
     (3) Executive’s gross negligence or willful misconduct with respect to the Company or any of its Affiliates which causes material detriment to the Company or any of its Affiliates;
     (4) Executive commits a violation of the United States’ Foreign Corrupt Practices Act of 1977, as amended, and such violation is not cured, or is not capable of being cured, within thirty days of written notice to Executive from the Company;
     (5) the debarment of Executive from engaging in contracting or sub-contracting activities with the United States Government if such debarment is the result of a final determination by an agency of such government that Executive knowingly acted in a manner justifying such debarment;
     (6) Executive commits a violation of the Company’s code of ethics or code of business conduct, including but not limited to the Company’s Code of Business Conduct and Ethics for Directors, Officers and Employees and Code of Ethics for Senior Executive and Financial Officers, which the Board of Directors of the Company reasonably determines makes him no longer able or fit to fulfill his responsibilities under this Employment Agreement, and which is not cured, or is not capable of being cured, within thirty days after written notice thereof is given to the Executive by the Company,
     (7) Executive engages in any material breach of the terms of this Employment Agreement or fails to fulfill his duties under this Employment Agreement and such breach or failure, as the case may be, is not cured, or is not capable of being cured, within thirty days after written notice thereof is given to the Executive by the Company; or
     (8) Executive (i) is censured by any agency of the United States Government or (ii) fails to satisfy any requirement of any agency of the United States Government which the Board of Directors of the Company reasonably determines has a material and adverse effect on his ability to fulfill his duties under this Employment Agreement and such failure is not cured within thirty days after written notice thereof is given to the Executive by the Company.
     “Change of Control” means an event described in Section 2.9(a) of the ISP, excluding, for this purpose, any acquisition by First Atlantic Capital, Ltd. or Atlantic Equity Partners III.
     “Competing Business” means any business which designs, distributes, sells or markets golf equipment and golf related products, or any other business in which the Company or any of its Affiliates is substantially engaged, (1) at any time during the Term, or (2) for purposes of the Restricted Period, at any time during the one-year period immediately preceding the termination of Executive’s employment hereunder. Notwithstanding the foregoing, a Competing Business shall not include (i) suppliers of the Company or any of its Affiliates, or (ii) any entity that receives less than 25% of its revenue from the retail sales of golf equipment or golf related products, so long as, in the case of either clause (i) or (ii), Executive does not engage in the design, distribution, sales or marketing of golf equipment or golf related products.
     “Date of Termination” means the date that Executive’s employment with the Company terminates.
     “Disability” means a condition which renders Executive unable (as determined by the Board of Directors of the Company in good faith after consultation with a health care provider selected by the Board of Directors of the Company after good faith consultation with Executive or his legal representative) to regularly perform his duties hereunder by reason of illness or injury for a period of more than six consecutive months.
     “Earned Bonus” means the Annual Bonus, determined based on the actual performance of the Company for the full fiscal year in which Executive’s employment terminates, that Executive would have earned for such fiscal year had he remained employed for the entire year, prorated based on the ratio of the number of days during such year that Executive was employed to 365. Such Earned Bonus will be determined and paid to Executive (or his estate, if applicable) in accordance with Section 4(b), if he is entitled to such Earned Bonus under Section 5(b), Section 5(d) or Section 5(e), as if no such termination had occurred.
     “Good Reason” means (i) a material and continuing failure to pay to Executive compensation or benefits (as described in Section 4) that have been earned, if any, by Executive, (ii) a material reduction in Executive’s compensation or benefits (as described in Section 4), (iii) a material reduction, without Executive’s written consent, in Executive’s title, position or duties, or (iv) any breach by the Company of this Employment Agreement which is material; provided, however, that the occurrence of any event described in this sentence may only constitute Good Reason if (a) Executive gives the Company written notice of his intention to terminate his employment for Good Reason and, in reasonable detail, of the event constituting grounds for such termination within sixty (60) days of the occurrence of such event and (b) the relevant circumstances or conditions are not remedied by the Company within thirty (30) days after receipt by the Company of such written notice from Executive.
     “ISP” means the Golfsmith International Holdings, Inc. 2006 Incentive Compensation Plan, in each case as amended from time to time.
     “Release” means a full and final general release agreement executed by Executive releasing the Company, its affiliated companies, its predecessors, successors and assigns, and each of their officers, directors, agents, and employees from any and all claims, with the exception of the Company’s breach of its post-employment obligations arising under this Employment Agreement.
     “Restricted Period” means the two (2)-year period following the Date of Termination.

     “Term” means the three-year period following the Effective Date and any and all subsequent full or partial one-year extensions thereto until terminated pursuant to the provisions of this Employment Agreement.
SECTION 3. TITLE, POWERS AND DUTIES
     (a) Title. Executive shall be the Chairman and Chief Executive Officer of the Company.
     (b) Powers and Duties. Executive in fulfilling his duties shall have such powers as are normally and customarily associated with a president and chief executive officer in a company of similar size and operating in a similar industry, including the power to hire and fire employees and executives of the Company reporting to Executive and such other powers as authorized by the Board of Directors of the Company.
     Executive, as a condition to his employment under this Employment Agreement, represents and warrants that he can assume and fulfill the duties described in this Employment Agreement without any risk of violating any non-compete or other restrictive covenant or other agreement to which he is a party.
     (c) Reporting Relationship. Executive shall report to the Board of Directors of the Company.
     (d) Full Time Basis. Executive shall serve the Company faithfully and to the best of his ability and will devote his full business time, energy, experience and talents to the business of the Company and its Affiliates.
     (e) Geographic Area. Executive shall perform his duties principally in the Austin, Texas metropolitan area and shall be required to travel outside of that area as necessary or appropriate to the performance of his duties hereunder.
SECTION 4. COMPENSATION AND BENEFITS
     (a) Annual Base Salary. Executive’s base salary shall be $600,000 per year, which amount may be reviewed and increased at the discretion of the Board of Directors of the Company or any committee of the Board of Directors of the Company duly authorized to take such action. Executive’s base salary shall be payable in accordance with the Company’s standard payroll practices and policies for executives and shall be subject to such withholdings as required by law or as otherwise permissible under such practices or policies.
     (b) Annual Bonus.During the Term, Executive shall be eligible to receive an annual performance-based cash bonus (“Annual Bonus”). The maximum Annual Bonus that Executive may earn is 75% of Executive’s then-current annual base salary, based on the Company’s attainment of such annual earnings before interest, depreciation, income tax, and amortization (“EBITDA”) goals as are established by the Board of Directors of the Company and communicated to Executive on an annual basis. Any Annual Bonus shall be paid during the Company’s fiscal year immediately following the fiscal year to which such Annual Bonus relates and within 60 days following the delivery of the Company’s independent auditors’ report for such fiscal year.
     (c) Employee Benefit Plans.Executive shall be eligible to participate, on terms no less favorable to Executive than the terms for participation of any other senior executive of the Company, in the employee benefit plans, programs and policies maintained by the Company in accordance with the terms and conditions to participate in such plans, programs and policies as in effect from time to time. The employee benefit plans described in this paragraph shall include (if and for as long as the Company sponsors such plans):
(1)	401(k) retirement savings plan;

(2)	disability plan;

(3)	health plan; and

(4)	ISP.
     (d) Stock Options. Executive shall receive stock options to purchase 1,000,000 shares of common stock of the Company, provided, however, that such options to purchase an amount of shares equal to 800,000 shares shall only be exercisable if the shareholders of the Company approve an increase in the number of shares available under the ISP at least equal to such amount of shares. The exercise price of such options shall be the fair market value at the closing of the market of such common stock on the grant date of such options. Such options shall become exercisable in equal annual installments on each of the first five anniversaries of the grant date of such options, provided, however, that such options shall become fully exercisable in the event of a Change of Control. Such options shall be subject to the terms and conditions set forth in the ISP and the applicable option agreement granted to Executive under the ISP.
     (e) Vacation. Executive shall have the right to four weeks of vacation during each successive one year period in the Term, which vacation time shall be taken at such time or times in each such one year period so as not to materially and adversely interfere with the performance of his duties under this Employment Agreement. Executive in addition shall have the right to the same holidays as other employees of the Company.
     (f) Expense Reimbursements. Executive shall have the right to reasonable expense reimbursements consistent with the Company’s practice immediately prior to the execution of this Agreement.
     (g) Residence and Transportation Expenses.
     During the Term, while Executive maintains his permanent residence in Fort Lauderdale, Florida, the Company will pay or reimburse: (A) reasonable residential rental and living expenses (including meals) incurred by Executive during the Term for his temporary residence in the Austin, Texas, metropolitan area, and (B) reasonable airfare incurred by Executive during the Term for business purposes and commuting up to once per week between Austin, TX and Fort Lauderdale, FL, subject to the Company’s receipt of such appropriate documentation as the Company may reasonably require and compliance with the Company’s expense reimbursement policy. For purposes of the preceding sentence, (i) the amount of such expenses eligible for such payment or reimbursement provided during one calendar year shall not affect the amount of such expenses eligible for such payment or reimbursement in any other calendar year, (ii) any such payment or reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the calendar year in which such expense was incurred, (iii) no such payment or reimbursement may be liquidated or exchanged for another benefit, and (iv) all such payments or reimbursements shall be treated as separate payments for purpose of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). To the extent any amounts payable or reimbursed under this Section 4(g) are taxable to Executive, the Company shall pay Executive an additional cash sum to place Executive in the same after-tax position Executive would have occupied absent the taxes attributable to such amounts; provided, however, that any such payment shall be made by the end of the calendar year next following the calendar year in which Executive remits such taxes.
     (h) Indemnification.With respect to Executive’s acts or failures to act during his employment in his capacity as a director, officer, employee or agent of the Company, Executive shall be entitled to indemnification from the Company, and to liability insurance coverage (if any), on the same basis as other directors and officers of the Company.
SECTION 5. TERMINATION OF EMPLOYMENT
     (a) General.The Board of Directors of the Company shall have the right to terminate Executive’s employment at any time with or without Cause, and Executive shall have the right to terminate his employment at any time with or without Good Reason. Except as otherwise provided in this Employment Agreement, Executive’s participation in and entitlement to all fringe benefits or employee benefit plans or programs shall cease upon the Date of Termination; however, nothing in this Employment Agreement is intended to waive or abridge any right or benefit which was vested under the terms and conditions of the applicable plan or program on or before the Date of Termination.
     (b) Termination by Board of Directors without Cause, by cancellation, or by Executive for Good Reason, or Change of Control. (i) If, prior to the occurrence of a Change of Control, (A) the Board of Directors of the Company terminates Executive’s employment without Cause or cancels an automatic extension of this Employment Agreement under Section 1(b), or (B) Executive resigns for Good Reason, in exchange for Executive executing, delivering and not revoking a Release (such Release to be delivered on or before the end of the fifty (50) day period following the Date of Termination), shall pay Executive: (1) his earned but unpaid base salary and earned but unpaid Annual Bonus for any completed fiscal year; (2) his Earned Bonus; and (3) 200% of an amount equal to his then-current total annual base salary, payable, commencing no later than sixty (60) days following the Date of Termination, in equal installments in accordance with the Company’s payroll procedures during the twenty-four month period immediately following commencement of such installment payments. This obligation shall remain in effect even if Executive accepts other employment.
     (ii) If, on or following the occurrence of a Change of Control, (A) the Board of Directors of the Company terminates Executive’s employment without Cause or cancels an automatic extension of this Employment Agreement under Section 1(b), or (B) if Executive resigns under any circumstances, the Company, in exchange for Executive executing, delivering and not revoking a Release (such Release to be delivered on or before the end of the fifty (50) day period following the Date of Termination), shall pay Executive: (1) his earned but unpaid base salary and earned but unpaid Annual Bonus for any completed fiscal year; (2) his Earned Bonus; and (3) 200% of an amount equal to the sum of his current total annual base salary plus his then-current maximum Annual Bonus (as described in Section 4(b), payable, commencing no later than sixty (60) days following the Date of Termination, in equal installments in accordance with the Company’s payroll procedures during the twenty-four month period immediately following commencement of such installment payments. This obligation shall remain in effect even if Executive accepts other employment. For the avoidance of doubt, if Executive is entitled to payment under this Section 5(b)(ii), he shall not be entitled to payment under Section 5(b)(i).
     (iii) In case of a termination or resignation described in Section 5(b)(i) or 5(b)(ii), the Company shall additionally make any COBRA continuation coverage premium payments (not only for Executive, but for Executive’s dependents), for the two year period following the Date of Termination or, if earlier, until Executive is eligible to be covered under another substantially equivalent medical insurance plan by a subsequent employer; provided, however, that the applicable period of “continuation coverage” for purposes of COBRA shall be deemed to commence on the Date of Termination.
     (iv) Notwithstanding the provisions of this Section 5(b) or those of Section 5(d) or 5(e), if the Release has not been executed and delivered as described in this Section 5(b), or Section 5(d) or 5(e), as applicable, and become irrevocable within the statutory revocation period, no amounts or benefits under this Section 5(b), or Section 5(d) or 5(e), as applicable, shall be or become payable.
     (v) Notwithstanding the foregoing provisions of this Section 5(b) or those of Section 5(d), to the extent required in order to comply with Section 409A of the Code, cash amounts that would otherwise be payable under this Section 5(b) or Section 5(d) during the six-month period immediately following the Date of Termination shall instead be paid, with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code, on the first business day after the date that is six (6) months following the Executive’s “separation from service” within the meaning of Section 409A of the Code.
     (c) Termination by the Board of Directors for Cause or by Executive without Good Reason.If the Board of Directors of the Company terminates Executive’s employment for Cause or Executive resigns without Good Reason other than on or following the occurrence of a Change of Control, the Company’s only obligation to Executive under this Employment Agreement shall be to pay Executive: (i) his earned but unpaid base salary up to the Date of Termination; and (ii) his earned but unpaid Annual Bonus for any completed fiscal year, and Executive shall have no right to any Earned Bonus or any bonus payment prorated for a partial year in which such termination occurs. The Company shall only be obligated to make such payments and provide such benefits under any employee benefit plan, program or policy in which Executive was a participant as are explicitly required to be paid to Executive by the terms of any such benefit plan, program or policy following the Date of Termination. For the avoidance of doubt, if Executive is entitled to payment under this Section 5(c), he shall not be entitled to payment under Section 5(b).

     (d) Termination for Disability.The Board of Directors of the Company shall have the right to terminate Executive’s employment on or after the date Executive has a Disability, and such a termination shall not be treated as a termination without Cause under this Employment Agreement. If Executive’s employment is terminated on account of a Disability, the Company, in exchange for Executive executing, delivering and not revoking a Release (such Release to be delivered on or before the end of the fifty (50) day period following the Date of Termination), shall pay Executive, shall:
     (1) pay Executive his base salary through the last day of the month containing his Date of Termination (payable in a lump-sum within sixty (60) days following the Date of Termination);
     (2) pay Executive his earned but unpaid Annual Bonus for any completed fiscal year (payable in a lump-sum within sixty (60) days following the Date of Termination);
     (3) pay Executive his Earned Bonus for the fiscal year in which the Date of Termination occurs;
     (4) pay or cause the payment of benefits to which Executive is entitled under the terms of the disability plan of the Company covering the Executive at the time of such Disability;
     (5) make such payments and provide such benefits as otherwise called for under the terms of the ISP and each other employee benefit plan, program and policy in which Executive was a participant; and
     (6) make any COBRA continuation coverage premium payments (not only for Executive, but also for Executive’s dependents), for the one year period following the Date of Termination or, if earlier, until Executive is eligible to be covered under another substantially equivalent medical insurance plan by a subsequent employer; provided, however, that the applicable period of “continuation coverage” for purposes of COBRA shall be deemed to commence on the Date of Termination.
     (e) Death. If Executive’s employment terminates as a result of his death, the Company, in exchange for the legal representative of Executive’s estate executing, delivering and not revoking a Release (such Release to be delivered on or before the end of the fifty (50) day period following the Date of Termination), shall:
     (1) pay Executive’s estate Executive’s base salary through the last day of the month containing the Date of Termination (payable in a lump-sum within sixty (60) days following the Date of Termination);
     (2) pay Executive’s estate Executive’s earned but unpaid Annual Bonus for any completed fiscal year (payable in a lump-sum within sixty (60) days following the Date of Termination);

     (3) pay Executive’s estate Executive’s his Earned Bonus, when actually determined, for the year in which Executive’s death occurs,
     (4) make such payments and provide such benefits as otherwise called for under the terms of the each employee benefit plan, program and policy in which Executive was a participant; and
     (6) make any COBRA continuation coverage premium payments for Executive’s dependents, for the one year period following Executive’s death or, if earlier, until such dependents are eligible to be covered under another substantially equivalent medical insurance plan; provided, however, that the applicable period of “continuation coverage” for purposes of COBRA shall be deemed to commence on the Date of Termination.
SECTION 6. COVENANTS BY EXECUTIVE
     (a) Company Property.Executive upon the Date of Termination or, if earlier, upon the Company’s request shall promptly return all Property which had been entrusted or made available to Executive by the Company, where the term “Property” means all records, files, memoranda, reports, price lists, customer lists, drawings, plans, sketches, keys, codes, computer hardware and software and other property of any kind or description prepared, used or possessed by Executive during Executive’s employment by the Company (and any duplicates of any such Property) together with any and all information, ideas, concepts, discoveries, and inventions and the like (including, but not limited to, Confidential Information as defined in Section 6(c)) conceived, made, developed or acquired at any time by Executive individually or, with others during Executive’s employment which relate to the Company, its business or its products or services.
     (b) Trade Secrets.Executive agrees that Executive shall hold in a fiduciary capacity for the benefit of the Company and its Affiliates and shall not directly or indirectly use or disclose any Trade Secret that Executive may have acquired during the Term of Executive’s employment by the Company, its Affiliates or any of their predecessors for so long as such information remains a Trade Secret, where the term “Trade Secret” means information, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing or a process that (i) derives economic value, actual or potential, from not being generally known to, and not being generally readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (ii) is the subject of reasonable efforts by the Company and any of its Affiliates to maintain its secrecy. This Section 6(b) is intended to provide rights to the Company and its Affiliates which are in addition to, not in lieu of, those rights the Company and its Affiliates have under the common law or applicable statutes for the protection of trade secrets.
     (c) Confidential Information.Executive while employed by the Company or its Affiliates and at all times thereafter shall hold in a fiduciary capacity for the benefit of the Company and its Affiliates, and shall not directly or indirectly use or disclose, any Confidential Information that Executive may have acquired (whether or not developed or compiled by Executive and whether or not Executive is authorized to have access to such information) during the Term of, and in the course of, or as a result of Executive’s employment by the Company or its Affiliates or their predecessors without the prior written consent of the Board of Directors of the Company unless and except to the extent that such disclosure is (i) made in the ordinary course of Executive’s performance of his duties under this Employment Agreement or (ii) required by any subpoena or other legal process (in which event Executive will give the Company prompt notice of such subpoena or other legal process in order to permit the Company to seek appropriate protective orders). For the purposes of this Employment Agreement, the term “Confidential Information” means any secret, confidential or proprietary information possessed by or entrusted to the Company or any of its Affiliates, including, without limitation, trade secrets, customer or supplier lists, details of client or consultant contracts, current and anticipated customer requirements, pricing policies, price lists, market studies, business plans, operational methods, marketing plans or strategies, product development techniques or flaws, computer software programs (including object code and source code), data and documentation data, base technologies, systems, structures and architectures, inventions and ideas, past current and planned research and development, compilations, devices, methods, techniques, processes, financial information and data, business acquisition plans and new personnel acquisition plans (not otherwise included as a Trade Secret under this Employment Agreement) that has not become generally available to the public other than through disclosure by Executive, and the term “Confidential Information” may include, but not be limited to, future business plans, licensing strategies, advertising campaigns, information regarding customers or suppliers, executives and independent contractors and the terms and conditions of this Employment Agreement. The Confidential Information as described above may be in any form, including, but not limited to, any intangible form such as unrecorded knowledge, information, ideas, concepts, mental impressions, or may be embodied in equipment or other tangible form, such as a document, drawings, photographs, computer code, software or other printed or electronic media. Notwithstanding the provisions of this Section 6(c) to the contrary, Executive shall be permitted to furnish this Employment Agreement to a subsequent employer or prospective employer.
     (d) Non-solicitation of Customers or Employees. Executive (i) while employed by the Company or any of its Affiliates, shall not, on Executive’s own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise (other than the Company or one of its Affiliates), solicit or attempt to solicit on behalf of a Competing Business customers of the Company or any of its Affiliates, or induce or attempt to induce any such customers or suppliers of the Company or any of its Affiliates to cease or reduce business with the Company or any of its Affiliates, or knowingly interfere with the relationship between any such customer, supplier or any other business relation and the Company or any such Affiliate, and (ii) during the Restricted Period shall not, on Executive’s own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise, solicit or attempt to solicit on behalf of a Competing Business customers of the Company or any of its Affiliates with whom Executive had contact or made contact within the course of Executive’s employment by the Company or an Affiliate within the twenty-four month period immediately preceding the beginning of the Restricted Period, or induce or attempt to induce any such customers or suppliers of the Company or any of its Affiliates to cease or reduce business with the Company or any of its Affiliates, or knowingly interfere with any relationship between any such customer, supplier or any other business relation and the Company or any such Affiliate.

     (2) Executive (i) while employed by the Company or any of its Affiliates shall not, either directly or indirectly, except in the interest of the Company or any of its Affiliates, call on, solicit or attempt to induce any other officer, employee or independent contractor of the Company or any of its Affiliates to terminate his or her employment or relationship with the Company or any such Affiliate and shall not assist any other person or entity in such a solicitation (regardless of whether any such officer, employee or independent contractor would commit a breach of contract by terminating his or her employment), and (ii) during the Restricted Period, shall not, either directly or indirectly, call on, solicit or attempt to induce any person who is or, during the twelve month period immediately preceding the beginning of the Restricted Period, was an officer, employee or independent contractor of the Company or any of its Affiliates to terminate his or her employment or relationship with the Company or any of its Affiliates and shall not assist any other person or entity in such a solicitation (regardless of whether any such officer, employee or independent contractor would commit a breach of contract by terminating his or her employment). Notwithstanding the foregoing, nothing herein shall prohibit any person from independently contacting Executive about employment during the Restricted Period provided that Executive does not solicit or initiate such contact.
     (e) Non-competition Obligation.Executive, while employed by the Company or any of its Affiliates and thereafter during the Restricted Period will not, for himself or on behalf of any other person, partnership, company or corporation, directly or indirectly, acquire any financial or beneficial interest in (except as provided in the next sentence), be employed by, or own, manage, operate or control, or become a director, officer, partner, employee, agent or consultant of, any entity which is engaged in, or otherwise engage in, a Competing Business. Notwithstanding the preceding sentence, Executive will not be prohibited from owning less than two percent (2%) of any publicly traded corporation, whether or not such corporation is in a Competing Business.
     (f) Nondisparagement.
     During the Term and at all times thereafter, Executive shall not disparage or defame to third parties the Company or any of its Affiliates or their respective officers or directors, or their respective employees or owners who were such employees or owners during the Term, or, during the Term and the Restricted Period only, their respective customers who were such customers during the Term. During the Term and at all times thereafter, the Company and its Affiliates and their respective officers and directors shall not disparage or defame Executive to third parties. Nothing contained in this Section 6(f) shall preclude Executive or the Company or any of the Company’s Affiliates from enforcing his or their respective rights under this Employment Agreement.
     (g) Reasonable and Continuing Obligations.Executive agrees that Executive’s obligations under this Section 6 are obligations which will continue beyond the date Executive’s employment terminates and that such obligations are reasonable, fair and equitable in scope, terms and duration, are necessary to protect the Company’s legitimate business interests and are a material inducement to the Company to enter into this Employment Agreement.

     (h) Remedy for Breach.Executive agrees that the remedies at law of the Company for any actual or threatened breach by Executive of the covenants in this Section 6 would be inadequate and that the Company shall be entitled to (i) cease or withhold payment to Executive of any severance payments or benefits described in Section 5 for which he otherwise qualifies under Section 5, and/or (ii) specific performance of the covenants in this Section 6, including entry of a temporary restraining order in state or federal court, preliminary and permanent injunctive relief against activities in violation of this Section 6, or both, or other appropriate judicial remedy, writ or order, in addition to any damages and legal expenses which the Company may be legally entitled to recover. The Company agrees to give Executive, and, if known, Executive’s attorney, notice of any legal proceeding, including any application for a temporary restraining order, relating to an attempt to enforce the covenants in this Section 6 against Executive. Executive acknowledges and agrees that the covenants in this Section 6 shall be construed as agreements independent of any other provision of this Employment Agreement or any other agreement between the Company and Executive, and that the existence of any claim or cause of action by Executive against the Company, whether predicated upon this Employment Agreement or any other agreement, shall not constitute a defense to the enforcement by the Company of such covenants.
     (i) Scope of Covenants.
     The Company and Executive further acknowledge that the time, scope, geographic area and other provisions of this Section 6 have been specifically negotiated by sophisticated parties and agree that they consider the restrictions and covenants contained in this Section 6 to be reasonable and necessary for the protection of the interests of the Company and its Affiliates, but if any such restriction or covenant shall be held by any court of competent jurisdiction to be void but would be valid if deleted in part or reduced in application, such restriction or covenant shall apply with such deletion or modification as may be necessary to make it valid and enforceable.
SECTION 7. MISCELLANEOUS
     (a) Notices.Notices and all other communications shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail. Notices to the Company shall be sent to the following address or a more recent address provided in writing by the Company to Executive:
GOLFSMITH INTERNATIONAL HOLDINGS, INC.,
c/o First Atlantic Capital, Ltd.
135 E. 57th Street, 29th Floor
New York, New York 10022
Attention: Noel Wilens
Facsimile: (212) 750-0300
     Notices and communications to Executive shall be sent to the following address or a more recent address provided in writing by Executive to the Chair of the Board of Directors of the Company:
Martin Hanaka
1627 Southeast 7th Street
Fort Lauderdale, FL 33316

     (b) No Waiver. No failure by either the Company or Executive at any time to give notice of any breach by the other of, or to require compliance with, any condition or provision of this Employment Agreement shall be deemed a waiver of any provisions or conditions of this Employment Agreement.
     (c) Withholding Taxes.
     All amounts payable hereunder shall be subject to the withholding of all applicable taxes and deductions required by any applicable law.
     (d) Texas Law.This Employment Agreement shall be governed by Texas law without reference to the choice of law principles thereof. Any litigation that may be brought by either the Company or Executive involving the enforcement of this Employment Agreement or any rights, duties, or obligations under this Employment Agreement, shall be brought exclusively in a Texas state court or United States District Court in Texas.
     (e) Assignment.This Employment Agreement shall be binding upon and inure to the benefit of the Company and any successor in interest to the Company or any segment of such business. The Company may assign this Employment Agreement to any affiliate or successor that acquires all or substantially all of the assets and business of the Company or a majority of the voting interests of the Company, and no such assignment shall be treated as a termination of Executive’s employment under this Employment Agreement. Executive’s rights and obligations under this Employment Agreement are personal and shall not be assigned or transferred.
     (f) Other Agreements.Upon the Effective Date, this Employment Agreement replaces and merges any and all previous agreements and understandings regarding all the terms and conditions of Executive’s employment, or other service provider, relationship with the Company, and this Employment Agreement constitutes the entire agreement between the Company and Executive with respect to such terms and conditions.
     (g) Amendment.No amendment to this Employment Agreement shall be effective unless it is in writing and signed by the Company and by Executive.
     (h) Invalidity.If any part of this Employment Agreement is held by a court of competent jurisdiction to be invalid or otherwise unenforceable, the remaining part shall be unaffected and shall continue in full force and effect, and the invalid or otherwise unenforceable part shall be deemed not to be part of this Employment Agreement.
     (i) Litigation.In the event that either party to this Employment Agreement institutes litigation against the other party to enforce his or its respective rights under this Employment Agreement, each party shall pay its own costs and expenses incurred in connection with such litigation.

     IN WITNESS WHEREOF, the Company and Executive have executed this Employment Agreement in multiple originals to be effective as of the Effective Date.

GOLFSMITH INTERNATIONAL HOLDINGS, INC.			EXECUTIVE
By:	/s/ Noel Wilens		/s/ Martin Hanaka
	Name:	Noel Wilens	Name: Martin Hanaka
	Title:	Chairman, Compensation Committee

Date: June 13, 2008			Date: June 13, 2008